Exhibit 99.1
For Immediate Release
Maxygen Announces Management Changes
REDWOOD CITY, Calif., March 4, 2008 — Maxygen, Inc. (Nasdaq: MAXY), a biotechnology company focused on the development of improved protein drugs, today announced changes to its management team. Grant Yonehiro, Maxygen’s senior vice president in charge of global business development and U.S. operations, has been appointed to the position of chief business officer. In addition, the company announced the pending departure of Michael Rabson, Maxygen’s general counsel since 1999, to pursue another career opportunity. Maxygen’s in-house legal team will be reorganized to assume Dr. Rabson’s responsibilities.
Mr. Yonehiro joined Maxygen in May 2003 as vice president of business development; his role was later expanded to include responsibility for managing the company’s U.S. operations. During his tenure at Maxygen, Mr. Yonehiro established business collaborations with Roche and Sanofi-Pasteur, and has driven contract relationships with third parties such as the Department of Defense and National Institutes of Health.
“Over the past several years Grant has landed some key partnerships and agreements for Maxygen, while also managing our U.S. operations,” said Dr. Howard. “With our worldwide operations now consolidated here in Redwood City under Elliot Goldstein, our chief operating officer, Grant can now intensify business development activity, which is critical to our long-term success.”
Upon Dr. Rabson’s departure, Maxygen’s in-house legal team will be reorganized to assume his responsibilities. Norman Kruse, Maxygen’s vice president of intellectual property and chief patent counsel, will continue leading Maxygen’s intellectual property team and will now be responsible for providing strategic intellectual property counsel for the company, reporting directly to the CEO. Dr. Kruse has been with Maxygen since March 1998. John Borkholder, who joined Maxygen in November 2005 as senior corporate counsel, has been promoted to chief corporate counsel and was appointed corporate secretary. Mr. Borkholder will continue to oversee the company’s SEC and corporate governance compliance, and will take on an expanded corporate advisory role.
“I would like to acknowledge the significant contributions Michael Rabson has made to our company over the years,” said Dr. Howard. “Under Michael’s leadership, Maxygen has built an IP estate that is recognized as one of the best in the biotechnology industry1 and a legal team with the expertise to grow and maintain the value of our products.”

1	The Patent Scorecard™ , www.patentboard.com

About Maxygen
Maxygen is a biopharmaceutical company focused on developing improved versions of protein drugs. The company’s lead program, MAXY-G34, is designed to be an improved version of long-acting G-CSF for the treatment of neutropenia. MAXY-G34 is currently in Phase II clinical trials. Also in Maxygen’s pipeline are a new Factor VIIa product candidate for the treatment of hemophilia and new CTLA4-Ig product candidates for the treatment of rheumatoid arthritis. Maxygen uses its proprietary DNA shuffling technology and extensive protein modification expertise to pursue the creation of biosuperior proteins. www.maxygen.com
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Contact:
Michele Boudreau
Investor and Public Relations
michele.boudreau@maxygen.com
650.279.2088